Exhibit 99.1
COMMUNITY HEALTH SYSTEMS AND TEXAS HEALTH RESOURCES ANNOUNCE
PENDING LEGAL SETTLEMENT AND DISPOSITION OF DENTON, TEXAS FACILITY
FRANKLIN, Tenn. & ARLINGTON, Texas (January 5, 2009) — Community Health Systems, Inc. (NYSE: CYH) and Texas Health Resources announced today that on December 23, 2008, Plaintiff Texas Health Resources and Defendants Triad-Denton Hospital, GP, LLC, Triad-Denton Hospital, L.P., and certain of their affiliated companies reached a settlement in principle regarding an action pending in the United States District Court of the Eastern District of Texas. Pursuant to the contemplated settlement, it is anticipated that on or before March 31, 2009, Triad-Denton Hospital, GP, LLC and Triad-Denton Hospital, L.P. will convey their partnership units in a partnership with Texas Health Resources that owns Presbyterian Hospital of Denton in Denton, Texas and other related hospital assets to Texas Health Resources or an affiliated entity in return for an agreed consideration, and all claims will be released and the lawsuit will be fully resolved. The settlement in principle is subject to completion and execution of a written settlement agreement and various other related documents, which the parties are hopeful will be completed and executed in the near future. Since this remains a pending legal matter, the parties will not have any additional information to disclose at this time.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates approximately 118 hospitals in 29 states, with an aggregate of approximately 17,600 licensed beds. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to independent general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
     Texas Health Resources is one of the largest faith-based, nonprofit health care delivery systems in the United States and the largest in North Texas in terms of patients served. Texas Health’s system of 13 hospitals includes Texas Health Harris Methodist, Texas Health Arlington Memorial, Texas Health Presbyterian, and a medical research organization. Texas Health is a corporate member or partner in six additional hospitals and surgery centers. For more information about Texas Health Resources, visit www.texashealth.org.
     Statements contained in this news release are forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings.
CONTACT:

Community Health Systems, Inc.	Texas Health Resources
Investor Contact:	Media Contact:
W. Larry Cash, 615-465-7000	Wendell Watson, 682-236-6963
Executive Vice President and Chief Financial Officer	Director, THR Public Relations
or
Media Contact:
Tomi Galin, 615-628-6607
Vice President of Corporate Communications
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